Exhibit 99.2

Wells Real Estate Fund XIII, L.P. Fact Sheet	XIII

DATA AS OF SEPTEMBER 30, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive (formerly known as ADIC)	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A
American InterContinental University	100%	28%	9/19/03	$26,977,172	N/A	N/A	N/A
AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,298
Siemens – Orlando	100%	47%	10/30/03	$11,709,127	N/A	N/A	N/A
Randstad – Atlanta	100%	47%	12/19/03	$6,529,980	N/A	N/A	N/A
7500 Setzler Parkway	100%	47%	3/26/04	$7,040,475	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%

AMOUNT RAISED	$37,720,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the holding phase of its life cycle. The Fund now owns interests in five properties, having sold the AmeriCredit and John Wiley buildings. The remaining five properties are 100% leased to tenants in the beginning to middle of their lease terms. Our focus in the near term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

During the third quarter, we signed a new lease with FedEx at 7500 Setzler Parkway for the entire building. FedEx is replacing the previous tenant, R. R. Donnelley & Sons, and the new lease extends one year beyond the previous lease expiration.

The third quarter 2006 operating distributions to the Cash-Preferred unit holders were 6.50% (see “Estimated Annualized Yield” table), a slight decrease from the 7.50% last quarter. This decline resulted from anticipated leasing capital at the AIU property associated with recent leasing activity. We anticipate that operating distributions will increase to their prior levels in the near term.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund XIII, L.P. Fact Sheet	XIII

DATA AS OF SEPTEMBER 30, 2006

Property Summary

•	The 8560 Upland Drive building (formerly known as ADIC), located in Denver, Colorado, is fully leased until 2011.

•	The American InterContinental University (AIU) building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 100% leased, with AIU having expanded into the remaining vacant space. Lease expirations are spread between 2007 and 2010.

•	The AmeriCredit building, located in Jacksonville, Florida, was sold on April 13, 2005, and $4,020,236 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining $17,483 is being reserved for ongoing operations.

•	John Wiley & Sons is located in Indianapolis, Indiana. This asset was sold on April 13, 2005, and $6,023,298 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 is being reserved for ongoing operations.

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	The Randstad – Atlanta building was acquired in December 2003. This office property is 100% leased and expires in 2013.

•	7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was acquired in March 2004 and is 100% leased to FedEx until 2011.

For a more detailed quarterly financial report, please refer to

Fund XIII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
Per “Cash-Preferred” Unit	$10	$3.26	N/A	$2.33	$7.01
Per “Tax-Preferred” Unit	$10	$0.00	$0.11	$4.58	$7.45

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.
(2)	This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *
	Q1	Q2	Q3	Q4	AVG YTD
2006	7.50%	7.50%	6.50%	—	—
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%
2003	5.00%	4.50%	5.25%	6.50%	5.31%
2002	6.43%	5.00%	5.00%	5.00%	5.36%
2001	0.00%	0.00%	0.00%	6.58%	2.17%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2005	2004	2003	2002	2001	2000
-24.61%**	10.80%	6.47%	6.42%	2.06%	N/A

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010